Exhibit 10.2
DiamondRock Hospitality Company
Form of Restricted Stock Award Agreement
Name of Grantee:
No. of Base Shares:
Purchase Price per Share: $
Grant Date:
Vesting Schedule:

	Percentage of Shares	Cumulative Percentage
Vesting Date	Becoming Vested	Vested

February 27, 20__	33.3%	33.3%

February 27, 20__	33.3%	66.6%

February 27, 20__	33.4%	100%
Pursuant to the 2004 Stock Option and Incentive Plan, as amended (the “Plan”) of DiamondRock Hospitality Company (the “Company”), the Company hereby grants a Restricted Stock Award equal to the number of (i) Base Shares set forth above plus (ii) Additional Shares set forth in Section 3 hereof (the “Award”) to the Grantee named above. Upon acceptance of the Award, the Grantee shall receive the Award, subject to the restrictions and conditions set forth herein and in the Plan.
1. Acceptance of Award; Rights as Shareholder.
(a) The Grantee shall have no rights with respect to the Award unless he or she shall have accepted the Award by signing and delivering to the Company a copy of this Restricted Stock Award Agreement (this “Agreement”).
(b) Upon acceptance of the Award by the Grantee and subject to the restrictions and conditions set forth in Section 2 hereof, the shares of Restricted Stock shall be issued and delivered to, or otherwise registered in book entry in the name of, the Grantee, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company and shall have all the rights of a shareholder with respect to such shares of Stock, including voting rights and the dividend rights set forth in Section 3 below.

2. Restrictions and Conditions.
(a) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.
(b) Subject to Section 4(c) below, unless the Administrator provides Grantee (or Grantee’s legal representative) contrary written notice within 60 days of the termination of Grantee’s employment (which notice may be given in Administrator’s sole and complete discretion), if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason, the Company shall automatically repurchase from the Grantee or the Grantee’s legal representative any shares of Stock that are not then vested at a price equal to the purchase price per share set forth above. If the Administrator provides Grantee (or Grantee’s legal representative) with written notice that the Company will permit the continued vesting of the unvested portion of the Award following the termination of Grantee’s employment, then the unvested portion of the Award will continue to vest on the terms set forth in such notice.
3. Additional Shares and Dividends.
(a) Notwithstanding anything contained herein or in the Plan, on each Vesting Date, the Administrator shall award Grantee an additional number of shares of Stock (the “Additional Shares”) equal to (i) the number of shares of Stock that could have been purchased at the NYSE Closing Price with the aggregate cash dividends payable on the Applicable Dividend Payment Date on the Aggregate Share Count, plus (ii) in the event that the Company shall pay a dividend entirely, or in part, in shares of Stock, the aggregate number of shares of Stock that would have been issued as dividends with respect to the Aggregate Share Count. (An example showing the calculation of Additional Shares is attached as Exhibit 1.)
The “Aggregate Share Count” is the total number of Base Shares vesting on such Vesting Date plus any Additional Shares that would have been issued prior to the Applicable Dividend Payment Date had such Base Shares been fully vested when issued.
The “Applicable Dividend Payment Date” is any dividend payment date occurring between the Grant Date and the Vesting Date.
The “NYSE Closing Price” is the closing price of the Company’s Stock on the New York Stock Exchange on the Applicable Dividend Payment Date.
(b) The Grantee shall receive cash in lieu of any fractional shares of Stock, based on the closing price of the Stock on the New York Stock Exchange on the Vesting Date.
(c) Unless and until such Award, or a portion of an Award vests as set forth in Section 4 hereof, the Grantee shall not be entitled to any shares of Stock in lieu of a cash dividend or any stock dividend.
(d) Notwithstanding anything contained herein or in the Plan, the Grantee shall in no event be entitled to any cash or stock dividends on any unvested Award. After the Award vests, the shares of Stock shall have the rights and privileges similar to any other share of Stock.

4. Vesting of Restricted Stock.
(a) The restrictions and conditions in Paragraph 2 of this Agreement, shall lapse as to the Award or a portion of the Award as of the close of business on the Vesting Date or Dates specified in the schedule set forth above. In the event that a Vesting Date is not a day that the New York Stock Exchange is open for business in New York, New York, then the Vesting Date shall be the next subsequent day that the New York Stock Exchange is open for business in New York, New York.
(b) The Administrator may, in its sole discretion, at any time accelerate the vesting of unvested Stock.
(c) Notwithstanding anything contained herein or in the Plan, the terms of any severance or employment agreement between the Company and the Grantee shall determine whether, and to what extent, any unvested shares of Stock held by the Grantee shall accelerate in connection with the occurrence of certain termination of employment events including, without limitation, in the event of a termination of employment in connection with a Change in Control (as such term is defined in any such severance or employment agreement). In addition, upon a Change in Control, if the Award is not assumed, converted or replaced by the continuing entity, all shares of Stock which are not vested shall immediately vest.
5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to, and governed by, all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. None of the shares of Stock now owned or hereafter acquired shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws, and such disposition is in accordance with the terms, conditions and limitations of the Company’s Amended and Restated Charter. Any attempted disposition of Stock not in accordance with the terms and conditions of this Section 6 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any shares of Stock as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any shares of Stock.
7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. Miscellaneous.
(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at Grantee’s place of employment, or in either case at such other address as one party may subsequently furnish to the other party in writing.
(b) This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary.
(c) This Agreement supersedes the previous Restricted Stock Award Agreement, between the Grantee and the Company, related to the grant of a Restricted Stock Award in 2010.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DiamondRock Hospitality Company
By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:

Grantee’s Signature

EXHIBIT 1
Example of Calculation of Additional Shares
The following is a hypothetical example showing a calculation of how many Additional Shares a Grantee would be entitled to receive over the 3-year vesting schedule of 300 Base Shares:
1.	Grantee is awarded 300 Base Shares of Restricted Stock, 100 of which will vest in 2011, 100 in 2012 and 100 in 2013.

2.	On January 31, 2011, the Company issues a dividend equivalent to $1.00 per share. The NYSE Closing Price is $10.00 on January 31, 2011. The dividend is payable 90% in stock and 10% in cash.

3.	On February 27, 2011, Grantee will receive 110 shares of Stock as follows:
a.	100 Base Shares will vest;

b.	10 Additional Shares determined as follows:
i.	9 shares issued as 90% of the dividend;

ii.	1 share “purchased” with the $10.00 cash portion of the dividend.
4.	On January 31, 2012, the Company issues a dividend equivalent to $1.00 per share. The NYSE closing stock price is $10.00 on January 31, 2012. The dividend is payable 100% in cash.

5.	On February 27, 2012, Grantee will receive 121 shares of Stock as follows:
a.	100 Base Shares will vest;

b.	21 Additional Shares determined as follows:
i.	10 Additional Shares that would have been issued with respect to such Base Shares in January 2011 (as calculated in 3b above);

ii.	11 Additional Shares “purchased” with the aggregate dividend of $110.00 on the 110 Base and Additional Shares which vest.
6.	On January 31, 2013, the Company issues a dividend equivalent to $1.00 per share. The NYSE closing stock price is $10.00 on January 31, 2013. The dividend is payable 100% in cash.

7.	On February 27, 2013, Grantee will receive 144 shares of Stock as follows:
a.	100 Base Shares will vest;

b.	44 Additional Shares determined as follows:
i.	10 Additional Shares that would have been issued with respect to such Base Shares in January 2011 (as calculated in 3b above);

ii.	21 Additional Shares that would have been issued with respect to such Base Shares in January 2012 (as calculated in 5b above);

iii.	13 Additional Shares “purchased” with the aggregate dividend of $131.00 on the 131 Base and Additional Shares which vest. (In addition, Grantee will be paid $1.00 in lieu of receiving a fractional share of stock.)